Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Fourth Quarter and Year Ended December 31, 2012
Earnings and Quarterly Dividend Payment

Morrisville, VT January 16, 2013 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the fourth quarter 2012 of $2.2 million, or $0.50 per share, compared to $1.7 million, or $0.39 per share, for 2011. There was an increase in net interest income for the quarter of $129 thousand, or 2.4%, an increase in noninterest income of $1.5 million, or 78.5%, and a decrease in provision for loan loss of $175 thousand, or 53.8%. The increase in noninterest income is primarily due to a $629 thousand gain on sale of securities and an increase of $611 thousand in gain on real estate loans sold to the secondary market. These positive factors were partially offset by an increase in non-interest expenses of $1.2 million, or 23.0%, and an increase in income tax expense of $193 thousand, or 53.9%. The increase in noninterest expense was mainly due to the prepayment penalties of $875 thousand incurred when high rate Federal Home Loan Bank (FHLB) advances were prepaid in December 2012.

Year to date earnings for 2012 were $6.8 million, or $1.54 per share, compared to $5.2 million, or $1.17 per share, for 2011. Results for the year included an increase of $1.9 million, or 9.7%, in net interest income. The increase in net interest income is attributable to management of our cost of funds as well as the benefit of having the loan and deposit accounts purchased in the acquisition of three New Hampshire branches in May 2011 for a full year in 2012. An increase in noninterest income of $3.3 million, or 50.9%, is the result of a $2.0 million increase in gain on sale of real estate loans due to increased volume and premiums, $672 thousand in gain on sale of securities as part of a deleveraging plan executed in the fourth quarter, and a $249 thousand death benefit received on bank owned life insurance. The increases to income were offset by increases in pension and employee benefits of $755 thousand, or 23.9%. This increase was a result of increased expense related to the defined benefit pension plan (which was frozen October 5, 2012) over 2011 and a 401k profit sharing contribution in 2012. Other noninterest expenses increased $992 thousand, or 15.2%, for 2012 compared to 2011 despite $407 thousand in direct one-time acquisition expenses reflected in the 2011 results. The increase in expenses was attributable to increased costs associated with other real estate owned of $187 thousand, and approximately $890 in penalties for prepayment of FHLB advances as part of deleveraging transactions. An increase in income tax expense of $544 thousand, or 48.6%, was also recognized in 2012.

Total assets grew to $577.3 million as of December 31, 2012, compared to $552.8 million as of December 31, 2011, or a 4.4% increase. Total loans increased $25.9 million to $455.3 million, or 6.0%, as of December 31, 2012 from $429.4 million as of December 31, 2011. The 2012 loan growth was net of $125.6 million of residential mortgage loans sold to the secondary market during the year to manage long term interest rate risk, compared to sales of $80.1 million in 2011. Total deposits reached $510.0 million compared to the prior year of $473.4 million, an increase of $36.6 million, or 7.7%. Borrowed funds decreased $13.3 million, or 45.7%, to $15.7 million as of December 31, 2012 compared to $29.0 million as of December 31, 2011. The reduction was a primary result of the deleveraging transaction. The Company had total capital of $45.0 million with a book value per share of $10.11 as of December 31, 2012 compared to $40.3 million with a book value of $9.05 as of December 31, 2011.

A quarterly cash dividend of $.25 per share was declared on January 16, 2013, payable on February 7, 2013 to shareholders of record January 26, 2013.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. The Company operates 13 banking offices, a loan center and 29 ATM facilities in Vermont; 4 branches and ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.